Exhibit 99.1

Tecnoglass Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARD (IFRS)

1

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$18,496	$15,930
Investments	1,470	1,209
Trade accounts receivable, net	53,001	44,955
Unbilled receivables on uncompleted contracts	9,868	9,931
Due from related parties	25,572	28,327
Other assets	7,794	5,508
Inventories	46,011	28,965
Prepaid expenses	3,152	1,298
Total current assets	165,364	136,123

Long term assets:
Property, plant and equipment, net	139,591	104,559
Long term receivables from related parties	5,037	4,220
Goodwill and Intangible assets	3,252	1,474
Deferred income taxes	328	5
Other long term assets	6,420	4,721
Total long term assets	154,628	114,979
Total assets	$319,992	$251,102

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current portion of long-term debt	$68,483	$54,925
Note payable to shareholder	79	80
Trade accounts payable	39,142	33,493
Due to related parties	1,283	1,456
Taxes payable	18,228	7,930
Deferred inome taxes	3,386	3,282
Deferred gains	475	-
Labor liabilities	918	954
Warrant liability	31,213	-
Current portion of customer advances on uncompleted contracts	11,841	5,782
Total current liabilities	175,048	107,902

Warrant liability	-	19,991
Customer advances on uncompleted contracts	4,404	8,333
Long-term deferred gain	2,731	-
Long-term debt	69,931	39,273
Total long term liabilities	77,066	67,597
Total liabilities	$252,114	$175,499

Commitments and contingencies	-	-

Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2015 and 2014	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 26,895,636 and 24,801,132 shares issued and outstanding at December 31, 2015 and 2014, respectively	3	2
Legal reserves	1,367	1,367
Additional paid capital	37,681	46,514
Retained earnings	60,193	39,218
Accumulated other comprehensive income	(31,366)	(11,498)
Total shareholders equity	67,878	75,603
Total liabilities and shareholders equity	$319,992	$251,102

The accompanying notes are an integral part of these consolidated financial statements.

2

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Years ended December 31,
	2015	2014

Operating revenue:
Customers	$181,191	$149,822
Related Parties	58,200	47,630
Total Operating Revenue	239,391	197,452

Cost of sales	153,396	130,778
Gross profit	85,995	66,674

Operating expenses:
Selling	27,578	22,737
General and administration	18,918	16,327
Operating expenses	46,496	39,064

Operating income	39,499	27,610

Change in fair value of warrant liability	(24,901)	(1,711)
Non-operating income, net	14,013	12,235
Interest expense	(9,274)	(8,900)

Income before taxes	19,337	29,234

Income tax provision	20,874	8,504
Net (loss) income	$(1,537)	$20,730

Comprehensive income:
Net (loss) income	$(1,537)	$20,318
Foreign currency translation adjustments	(19,868)	(16,068)
Total comprehensive (loss) income	$(21,405)	$4,250

Basic income per share	$(0.06)	$0.85

Diluted income per share	$(0.06)	$0.73

Basic weighted average common shares outstanding	25,447,564	24,347,620

Diluted weighted average common shares outstanding	27,949,642	27,737,679

The accompanying notes are an integral part of these consolidated financial statements.

3

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,537)	$20,730
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	1,286	20
Provision for obsolete inventory	(255)	(1,036)
Change in fair value of investments held for trading	10	168
Depreciation and amortization	12,012	8,168
Loss on disposition of assets	232	1,300
Gain from sale of leaseback assets	(136)	-
Change in value of derivative liability	(69)	(25)
Change in fair value of warrant liability	24,901	1,711
Deferred income taxes	63	(949)
Changes in operating assets and liabilities, net of effects from acquisitions:		-
Trade Accounts Receivable	(22,933)	(5,002)
Deferred income taxes	-	466
Inventories	(27,820)	(10,696)
Prepaid expenses	(1,392)	(761)
Other assets	(11,647)	1,852
Trade accounts payable	15,734	11,846
Taxes payable	14,006	4,465
Labor liabilities	221	530
Related parties	(8,226)	(19,132)
Deferred gain from leaseback	3,817
Advances from customers	6,341	(18,461)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	4,608	(4,810)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	1,913	2,343
Proceeds from sale of property and equipment	6,960	3,609
Purchase of investments	(877)	(1,118)
Acquisition of property and equipment	(14,901)	(24,848)
Restricted cash	-	3,633
CASH USED IN INVESTING ACTIVITIES	(6,905)	(16,381)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	106,501	87,109
Proceeds from the sale of common stock	-	1,000
Proceeds from the exercise of warrants	-	821
Repayments of debt and capital leases	(102,356)	(77,924)
Merger proceeds held in trust	-	22,519
CASH PROVIDED BY FINANCING ACTIVITIES	4,145	33,525

Effect of exchange rate changes on cash and cash equivalents	718	730

NET INCREASE IN CASH	2,566	13,064
CASH - Beginning of year	15,930	2,866
CASH - End of year	$18,496	$15,930

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$6,916	$7,451
Taxes	$13,212	$3,101

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease and financial obligations	$71,623	$27,778
Assets acquired with issuance of common stock	$-	$4,000

The accompanying notes are an integral part of these consolidated financial statements.

4

Tecnoglass, Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity

For the Years Ended December 31, 2015 and 2014

(In thousands, except share data)

	Ordinary Shares, $0.0001 Par Value		Additional Paid in	Legal	Retained	Accumulated Other Comprehensive	Total Shareholders'
	Shares	Amount	Capital	Reserve	Earnings	Loss	Equity
Balance at January 1, 2014	24,214,670	2	40,693	1,367	18,488	4,570	65,120

Issuance of common stock	483,892	-	5,000	-	-	-	5,000

Exercise of warrants	102,570	-	821	-	-	-	821

Foreign currency translation	-	-	-	-		(16,068)	(16,068)

Net income	-	-	-	-	20,730	-	20,730

Balance at December 31, 2014	24,801,132	2	46,514	1,367	39,218	(11,498)	75,603

Issuance of common stock	500,000	1		-	-	-	1

Exercise of warrants	1,594,504	-	13,679	-	-	-	13,679

Foreign currency translation	-	-	-	-	-	(19,868)	(19,868)

Net loss	-	-	-	-	(1,537)	-	(1,537)

Balance at December 31, 2015	26,895,636	3	60,193	1,367	37,681	(31,366)	67,878

The accompanying notes are an integral part of these consolidated financial statements.

5

NOTES TO THE FINANCIAL STATEMENTS
(Amounts in thousands of dollars, except for per share data and when otherwise indicated)

Note 1. Business description and Basis of preparation of the financial statements

Operations – Tecnoglass Inc. (“TGI,” the “Company,” “we,” “us” or “our”) was incorporated in the Cayman Islands on September 21, 2011 under the name “Andina Acquisition Corporation” (“Andina”) as a blank check company. Andina’s registration statement for its initial public offering (the “Public Offering”) was declared effective on March 16, 2012. Andina consummated the Public Offering, the private placement of warrants (“Private Placement”) and the sale of options to the Underwriters on March 22, 2012, receiving proceeds, net of transaction costs, of $43,163, of which $42,740 was placed in a trust account.

Andina’s objective was to acquire, through a merger, share exchange, asset acquisition, share purchase recapitalization, reorganization or other similar business combination, one or more operating businesses. On December 20, 2013, Andina consummated a merger transaction (the “Merger”) with Tecno Corporation (“Tecnoglass Holding”) as ultimate parent of Tecnoglass S.A. (“TG”) and C.I. Energía Solar S.A. ES. Windows (“ES”). The surviving entity was renamed Tecnoglass Inc. The Merger transaction was accounted for as a reverse merger and recapitalization where Tecnoglass Holding was the acquirer and TGI was the acquired company.

The Company manufactures hi-specification, architectural glass and windows for the global residential and commercial construction industries. Currently the Company offers design, production, marketing, and installation of architectural systems for buildings of high, medium and low elevation size. Products include windows and doors in glass and aluminum, office partitions and interior divisions, floating façades and commercial window showcases. The Company sells to customers in North, Central and South America, and exports about half of its production to foreign countries.

TG manufactures both glass and aluminum products. Its glass products include tempered glass, laminated glass, thermo-acoustic glass, curved glass, silk-screened glass, acoustic glass and digital print glass. Its Alutions plant produces mill finished, anodized, painted aluminum profiles and rods, tubes, bars and plates. Alutions’ operations include extrusion, smelting, painting and anodizing processes, and exporting, importing and marketing aluminum products.

ES designs, manufactures, markets and installs architectural systems for high, medium and low rise construction, glass and aluminum windows and doors, office dividers and interiors, floating facades and commercial display windows.

In 2014, the Company established two Florida limited liability companies, Tecnoglass LLC (“Tecno LLC”) and Tecnoglass RE LLC (“Tecno RE”) to acquire manufacturing facilities, manufacturing machinery and equipment, customer lists and exclusive design permits.

Basis of Presentation and principles of consolidation – The consolidated financial statements here presented were prepared in accordance with the regulatory framework established for foreign issuersin Colombia, subscribed to the National Registry of Securities and Issuers (RNVE) whose securities are traded in the principal market, that must present their end of year financial information and interim periods according to their original accounting normativity, as long as those adhere to IFRS. To comply with this requirement from the Colombian Superintendence of Finance, these financial statements are an equivalent of the Company’s original financial statements prepared based on the Generally Accepted Accounting Principles in the United States, (US GAAP).

These financial statements consolidate TGI, its indirect wholly-owned subsidiaries TG and ES, and its direct subsidiaries Tecno LLC and Tecno RE, which are entities in which we have a controlling financial interest because we hold a majority voting interest. To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (“VIE”) model to the entity, otherwise the entity is evaluated under the voting interest model. All significant intercompany accounts and transactions are eliminated in consolidation, including unrealized intercompany profits and losses.

The preparation of financial statements requires the use of certain estimates and accounting criteria. It also requires management to make judgment in the process of applying the Company’s accounting policies.

Note 2. PRINCIPAL ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of the Company’s financial statements are described below. These accounting policies have been applied uniformly en all the years presented for comparative purposes.

Accounting period – The Company has defined, per Company statutes, to perform financial closing of its accounting and prepare and issue general purpose financial statements once per year at December 31.

6

Foreign Currency Translation and Transactions

The consolidated financial statements are presented in U.S. Dollars, the reporting currency. Our foreign subsidiaries’ local currency is the Colombian Peso, which is also their functional currency as determined by the analysis markets, costs and expenses, assets, liabilities, financing and cash flow indicators. As such, our subsidiaries’ assets and liabilities are translated at the exchange rate in effect at the balance sheet date, with equity being translated at the historical rates. Revenues and expenses of our foreign subsidiaries are translated at the average exchange rates for the period. The resulting cumulative foreign currency translation adjustments from this process are included as a component of accumulated other comprehensive income (loss). Therefore, the U.S. Dollar value of these items in our financial statements fluctuates from period to period.

Also, exchange gains and losses arising from transactions denominated in a currency other than the functional currency are included in the consolidated statement of operations as foreign exchange gains and losses within non-operating income, net.

Cash and Cash Equivalents

Cash and cash equivalents include investments with original maturities of three months or less. As of December 31, 2015, cash and cash equivalents were primarily comprised of deposits held in operating accounts in Colombia, Panama and United States. As of December 31, 2015 and 2014 the Company had no restricted cash.

Investments

The Company’s investments are comprised of Equity method investments, marketable securities, short term deposits and income producing real estate.

Investments are accounted for using the cost method or the equity method depending upon the level of ownership and whether significant influence over financial and operating policies exists. We review these investments to determine whether a significant event or change circumstances occurred that would indicate if an other than temporary decline in value has occurred.

Investments which are held for trading are recorded at fair value and fluctuations in value are recorded as a non-operating income or expense. In addition, we have investments in long-term marketable equity securities which are classified as available-for-sale securities and are recorded at fair value.

Short- term deposits and other financial instruments with maturities greater than 90 days and shares in other companies that do not meet the requirements for equity method treatment are recorded for at cost.

We also have investments in income-producing real estate. This real estate is recorded at cost and is depreciated using the straight-line method over its estimated useful life. The depreciation and rental income associated with this real estate are recognized in the consolidated statement of operations.

Property, Plant y Equipment – The historical cost for property, plant and equipment acquired after the transition period includes disbursements directly attributable to their acquisition and installation.

Historical cost also includes interest expense incurred during the stages of construction and installation of projects that required a substantial amount of time before entering operation. The property under construction and installation for production, supply or administrative purposes are accounted for at cost, less any recognized loss due to impairment.

Property plant and equipment is classified into the appropriate categories or classes as determined by their intended use.

Additional costs after the assets are recorded are included in the book value of the assets or recorded as a separate asset if the components meet the criteria applicable for their recognition. Otherwise, they are recognized on the income statement for the year in which the expense is incurred when it is probable that future economic benefit associated with the elements will affect the Company and the cost of the element can be adequately determined. Reparation and maintenance are charged to expense or cost, as corresponds, during the fiscal year in which they are performed.

7

Depreciation is computed on a straight-line basis, based on the following estimated useful lives:

Buildings	50 – 70 years
Machinery and equipment	10 – 20 years
Fixtures and furniture	10 – 15 years
Information technology equipment	5 years
Vehicles	5 years
Water treatments and physical network	10 -15 years
Surveillance equipment	3 – 5 years

Elements of property, plant and equipment are disposed when the company disposes of the assets or when there is no additional future economic benefit to be obtained from the use of the asset. Gains and losses in the sale of assets correspond to the difference between transaction value and the book value. These gains or losses are recorded in comprehensive income.

Warrant liability

An aggregate 9,200,000 warrants were issued as a result of the Public Offering, the Private Placement and the Merger. Of the aggregate total, 4,200,000 warrants were issued in connection with the Public Offering (“IPO Warrants”), 4,800,000 warrants were issued in connection with the Private Placement (“Insider Warrants”), and 200,000 warrants were issued upon conversion of a promissory note at the closing of the Merger (“Working Capital Warrants”). The Company classifies the warrant instruments as a liability at their fair value because the warrants do not meet the criteria for equity treatment under guidance contained in ASC 815-40-15-7D. The aggregate liability is subject to re-measurement at each balance sheet date and adjusted at each reporting period until exercised or expired, and any change in fair value is recognized in the Company’s consolidated statement of operations.

When the warrants are exercised for ordinary shares, the Company re-measures the fair value of the exercised warrants as of the date of exercise using available fair value methods and records the change in fair value in the consolidated statement of operations, and records the fair value of the exercised warrants as additional paid in capital in the shareholders equity section of the Company’s consolidated balance sheet.

Following the SEC’s Notice of Effectiveness dated June 16, 2014 of the Company’s registration statement on Form S-1 that registered the IPO Warrants and the Working Capital Warrants, an aggregate of 2,428,494 Warrants have been exercised as of December 31, 2015. See more about the Company’s registration statement at Note 15.

Inventories– Inventories are accounted for at the least of cost or net realizable value. The cost is determined by the weighted average method, and exclude selling, general and administrative expenses, as well as cost of storage for sales. Currently, the company has the following inventories:

•	Raw materials, work in process and finished goods: Are recorded at cost. The cost is determined using the weighted average method.

•	Supplies and other materials – These are recognized at their acquisition cost. The cost of these items includes importation expenses, shipping and non-refundable applicable taxes. The impairment of these items (when there is any) is estimates based on analysis of specific items that management evaluates on their turnover and physical condition. If impaired inventories are detected, they are expensed in the current year’s result of operations.

•	Parts, spares, maintenance equipment and other supporting equipment are recorded for at cost and classified as property, plant and equipment when their useful lives is greater than one year and future economic benefit will be obtained from their use, and when their cost represents more than 50% of the principal asset and it extend useful life by more than 20%. Current inventories of spares and maintenance equipment that do not meet the criteria to be recognized as property plant and equipment are recorded as inventory and are charged to results of operations as they are disposed of.

Revenues – Revenues are recognizes at the fair value of the amount invoiced or the amount receivable. The Company’s revenues are classified in the following manner:

Our main sources of revenues are derived from sales of manufactured glass and aluminum product. Revenues are recognized in the Company’s financial statements at the moment in which:

a.	Risks and benefits associated with the property and possession of the goods have been transferred to the client
b.	The value of the transaction is clearly identifiable
c.	Is likely to benefit to the company in the future.

The Company recognizes revenue when the goods have been shipped, that is “FOB shipping point”. It is considered that delivery is made when the client acquires the property of the product. Generally, property is transferred to the client at shipping point, but transfer of property may occur when the client receives the product based on the terms agreed upon with the client.

8

Revenues from fixed price contracts are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. Revenues recognized in advance of amounts billable pursuant to contracts terms are recorded as unbilled receivables on uncompleted contracts based on work performed and costs to date. Unbilled receivables on uncompleted contracts are billable upon various events, including the attainment of performance milestones, delivery and installation of products, or completion of the contract. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing expected profits each period. Changes in contract estimates occur for a variety of reasons, including changes in contract scope, estimated revenue and estimated costs to complete. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Other revenues: Other revenues include financial revenues, primarily interest on deposits and receivables and income on the change in fair value of equity investments. Interests on financial deposits are recognized as revenue when confirmation form the financial institution is received that the amount has been debited to our account.

Revenue from dividends of investments that are not recognized via Equity method are recorded as revenues once the rights to receive this payment has been declared (As long as it is likely to positively affect the Company’s cash flows).

Gains from the measurement of monetary assets and liabilities denominated in a currency different than the functional currency are recorded as other income.

Non-operating income (net) on our consolidated statement of operations amounted to $14,013 and $12,235, for the years ended December 31, 2015 and 2014, respectively. Included within these amounts there were net gains from foreign currency transactions amounting to $10,059 and $10,790, for the years ended December 31, 2015 and 2014, respectively.

Revenues from the sale of residue from industrial processes, scrap materials and sale of machinery and equipment or any other fixes assets, which sale value will be determined by a technical analysis of experts are recoded as other revenues (As long as it is likely to positively affect the Company’s cash flows).

Shipping and Handling Costs - The Company classifies amounts billed to customers related to shipping and handling as product revenues.

Income taxes - The Company’s operations in Colombia are subject to the taxing jurisdiction of the Republic of Colombia. Tecnoglass LLC and Tecnoglass RE LLC are subject to the taxing jurisdiction of the United States. TGI and Tecnoglass Holding are subject to the taxing jurisdiction of the Cayman Islands. Annual tax periods prior to December 2014 are no longer subject to examination by taxing authorities in Colombia.

The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. There are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company records interest and penalties, if any, as a component of income tax expense.

The expense for income tax and CREE income tax for social equity is comprised of current and deferred income taxes. The income tax is recognized in the results of operation, except when relating to tax items that are directly accounted to shareholder’s equity. In this case, the tax is also recognized in shareholders’ equity.

The amount of income tax and CREE income tax is calculated based on current applicable tax law at the date of the preparation of the financial statements.

Deferred taxes are provisioned in their entirety by the liability method, over the temporary differences that arise between tax bases for assets and liabilities and their respective values shown on the financial statements. Deferred income taxes are determined using tax rates and legislation that has been made public at the date of the financial statement and that are expected to be applicable when the deferred taxes become realized or the tax liability is paid.

Deferred tax assets are only recognized to the extent that it is likely that tax benefits will result in the future, against which there are temporary differences.

Deferred income tax assets and liabilities are offset when there is a legally executable right to compensate tax assets and liability and when deferred income tax assets and liability are related to the same tax authority.

9

Earnings per share- The Company computes basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Income per share assuming dilution (diluted earnings per share) would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. The Company considered the dilutive effect of warrants and options to purchase ordinary shares in the calculation of diluted income per share, which resulted in 3,390,059 shares of dilutive securities for the year ended December 31, 2014. Calculation of earnings per share or the year ended December 31, 2015, excludes the effect of 2,502,079 shares of dilutive securities given their inclusion would be antidilutive given the net loss for the period.

Trade accounts receivables, related party receivables and other receivables – Sales are realized with normal credit condition and outstanding receivables do not typically generate interest. At the end of each reporting period, the amounts recorded on receivables and other receivables are reviewed to determine objective evidence that they might not be recoverable. If so, a loss is immediately charged to results of operation for impairment of the receivable.

The amounts receivable from customers, related parties and other third parties are measured at cost, which assimilated fair value.

Operation with derivative financial instruments are recognized and measured at fair value at the date of presentation of the financial statements.

Trade accounts payable, due to related parties and other accounts payable – Obligations are based on normal credit conditions and do not generate interest. Amounts denominated in foreign currency are converted to the monetary unit using the spot rate at the date of the report. Earnings or losses by difference in currency exchange are recognizes in other revenues or expenses.

Amounts payable to suppliers, related parties and others are recorded at cost, which the company considers assimilates fair value. Operation with derivative financial instruments are recognized and measured at fair value at the date of presentation of the financial statements.

Accounting Estimates – The preparation of financial statements in accordance with International Financial Reporting Standards requires the use of accounting estimates of critical level to measure assets, liabilities, revenues and reported expenses, as well as additional disclosures. Management must make certain subjective judgment in the process of applying the Company’s accounting policies where such application implies uncertainties. These estimates and assumptions are based on knowledge and experience, applicable normativity, industry standards and other relevant factors.

Note 3.	Trade Accounts Receivable

Trade accounts receivable consists of the following:

	December 31,
	2015	2014
Trade accounts receivable	$53,033	$45,065
Less: Allowance for doubtful accounts	(32)	(110)
	$53,001	$44,955

The changes in allowances for doubtful accounts for the years ended December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
Balance at beginning of year	$110	$403
Provision for bad debts	1,286	20
Deductions and write-offs	(1,364)	(313)
Balance at end of year	$32	$110

Note 4.	Other Assets

Advances and other receivables consists of the following

	December 31,
	2015	2014
Advances to Suppliers and Loans	$835	$1,353
Prepaid Income Taxes	6,069	3,376
Employee Receivables	327	552
Other Creditors	581	227
	$7,812	$5,508

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Note 5.	Other Long Term Assets

	December 31,
	2015	2014
Real estate Investments	$4,944	$-
Acquired assets pending purchase price allocation	-	4,134
Other Long Term Assets	1,476	587
	$6,420	$4,721

Note 6.	Goodwill and Intangible Assets

Goodwill

The only goodwill the Company has on its balance sheet is in connection with the acquisition of Glasswall LLC. As of December 31, 2014, the Company’s provisional amounts for the fair value of the assets acquired did not result in goodwill. However, after the measurement period adjustments became finalized, the Company reallocated $1,330 from Acquired assets pending purchase price allocation under other long term assets to goodwill.

For purposes of testing goodwill for impairment as of December 31, 2015, the Company compared its market capitalization amounting to $366 million to its book value of equity amounting to $67.7 million. No goodwill impairment was necessary since the Company’s market capitalization exceeded its book value of equity.

Intangible Assets, Net

In connection to our acquisitions of RC Aluminum and Glasswall LLC, our intangible assets were recorded at their estimated fair value. In relation to the Glasswall LLC acquisition, we have recognized measurement period adjustments as provisional amounts became finalized during the final valuation assessment of the intangibles assets that existed as of the acquisition date.

Intangible assets, net include the following Miami-Dade County Notices of Acceptances (NOA’s):

	December 31,
	2015	2014
Gross amount	3,455	1,944
Accumulated Amortization	(1,533)	(470)
Intangible assets, net	1,922	1,474

The weighted average amortization period is 10 years.

During the twelve months ended December 31, 2015 and December 31 2014, the amortization expense amounted to $1,063 and $470, respectively, and was included within the general and administration expenses in our consolidated statement of operations. Also, during the twelve months ended December 31, 2015 NOAs amounting to $1,500 were reclassified from other long term assets pursuant to the final purchase price allocation of the Glasswall acquisition upon completion of the measurement period adjustment. There were no acquisitions or impairment and these intangibles are not subject to foreign currency translation adjustments since they are recorded at the Company’s reporting currency.

The estimated aggregate amortization expense for each of the five succeeding years as of December 31, 2015 is as follows:

Year ending	(in thousands)
2016	$496
2017	421
2018	150
2019	150
2020	150
$1,367

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Note 7.	Inventories

Inventories are comprised of the following

	December 31,	December 31,
	2015	2014
Raw materials	$36,254	$22,421
Work in process	3,451	2,136
Finished goods	2,875	2,158
Stores and spares	3,190	2,371
Packing material	241	171
	46,011	29,257
Less: inventory allowances	-	(292)
	$46,011	$28,965

Note 8.	Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31,	December 31,
	2015	2014

Building	$41,804	$36,228
Machinery and equipment	108,651	77,076
Office equipment and software	3,528	2,868
Vehicles	1,402	1,412
Furniture and fixtures	1,569	1,651
Total property, plant and equipment	156,954	119,235
Accumulated depreciation and amortization	(34,197)	(31,646)
Net book value of property and equipment	122,757	87,589
Land	16,834	16,970
Total property, plant and equipment, net	$139,591	$104,559

Depreciation expense was $12,012 and $8,164 for the years ended December 31, 2015 and 2014.

Included within the table above are Property, plant and equipment under capital lease, which are comprised of the following:

	December 31,	December 31,
	2015	2014
Buildings	$2,358	$376
Land	9,659	5,688
Machinery and Equipment	7,179	1,303
Total assets under capital lease	19,196	7,367
Accumulated Depreciation	(1,352)	(396)
Total assets under capital lease, net	$17,844	$6,970

For more information on capital lease obligations see note 9 – Debt.

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The roll forward of Property, plant and equipment for the years ended December 31, 2015 and 2014 was as follows:

	December 31,
	2015	2014
Property, Plant and Equipment
Beginning balance	$136,205	$118,877
Acquisitions	85,354	52,626
Purchase price allocation adjustment	1,170	-
Disposals	(2,114)	(4,909)
Reclassification to investment property	(5,080)	-
Effect of Foreign currency translation	(41,747)	(30,389)
Ending Balance	$173,788	$136,205

Accumulated Depreciation
Beginning Balance	$(31,646)	$(30,919)
Depreciation Expense	(12,012)	(8,164)
Disposals	19	-
Reclassification to investment property	161	-
Effect of Foreign Currency Translation	9,281	7,438
Ending balance	$(34,197)	$(31,646)
Property, plant and Equipment, Net	$139,591	$104,559

Reclassification to investment property corresponds to the reclassification to other long term assets for $4,944 comprised of land and buildings purchased in December 2014 related to the Glasswall acquisition, initially classified as property, plant and equipment. As of December 31, 2015 these assets have been classified as income producing real estate investment included within other long term assets following the Company’s decision to use these assets for investment purposes. The effect of foreign currency translation is the adjustment resulting from translating the amounts from Colombian Pesos, functional currency of some of the Company’s subsidiaries, into U.S. Dollars, the reporting currency.

Note 9.	Debt

The Company’s debt is comprised of the following:

	December 31,	December 31,
	2015	2014
Revolving lines of credit	4,640	375
Loans	107,700	78,318
Capital Lease	26,074	15,505

Total obligations under borrowing arrangements	$138,414	$94,198
Less: Current portion of long-term debt and other current borrowings	68,483	54,925
Long-term debt	$69,931	$39,273

At December 31, 2015, the Company owed approximately $138,414 under its various borrowing arrangements with several banks in Colombia and Panama including obligations under various capital leases as discussed below. The bank obligations have maturities ranging from six months to 15 years that bear interest at rates ranging from 2.3 % to 17,13%. These loans are generally secured by substantially all of the Company’s accounts receivable or inventory, except for the 15-year mortgage secured by the Company’s real properties in Miami-Dade County. Most of the company’s borrowings as of December 31, 2015 were denominated in Colombian pesos except for $52,964 of U.S. Dollar denominated borrowings.

The mortgage loan with TD Bank secured by Tecno RE in December 2014 to finance the acquisition of real property in Miami-Dade County, Florida with an outstanding balance of $3,733 as of December 31, 2015, contained a covenant requiring a 1.0:1 debt service coverage ratio measured on an annual basis. At December 31, 2015, the Company did not meet the required covenant and received a waiver from TD Bank to defer testing of the covenant until December 31, 2016 with no other remedy or conditions imposed.

The Company had $8,524 and $7,362 of property, plant and equipment as well as $0 and $435 of other long term assets pledged to secure $ 48,056 and $26,856 under various lines of credit as of December 31, 2015 and 2014, respectively.

Net proceeds from debt were $4,145 and $9,185 during the years ended December 31, 2015 and 2014, consisting of $106,501 and $87,109 new obligations entered with similar terms to existing debt, and repayments of debt for $102,356 and $77,924 for the years ended December 31, 2015 and 2014, respectively.

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Maturities of long term debt and other current borrowings are as follows as of December 31, 2015:

Year Ending December 31,
2016	$68,483
2017	16,065
2018	14,019
2019	13,010
2020	9,433
Thereafter	17,404
Total	$138,414

Revolving Lines of Credit

The Company has approximately $7,264 in two lines of credit under a revolving note arrangement as of December 31, 2015. The floating interest rates on the revolving notes are between DTF+4% and DTF+6%. DTF is the primary measure of interest rates in Colombia. The notes are secured by all assets of the Company. At December 31, 2015 and 2014, $4,640 and $375 was outstanding under these lines, respectively.

Capital Lease Obligations

The Company is obligated under various capital leases under which the aggregate present value of the minimum lease payments amounted to approximately $21,161. The present value of the minimum lease payments was calculated using discount rates ranging from 9.2% to 11.4%.

The future minimum lease payments under all capital leases at December 31, 2015 are as follows:

Year Ending December 31,
2016	4,913
2017	4,080
2018	4,319
2019	4,422
2020	4,042
Thereafter	4,298
Total	$26,074

In October, 2015, the Company completed a sale and leaseback transaction involving a land located in Barranquilla, Colombia. The transaction resulted in a total gain of $3,817, of which $2,731 was deferred under the seven-year lease term. A finance lease obligation was included as a liability equal to the selling price of the property as of the transaction date. The Company will record interest expense on the finance lease obligation at its incremental borrowing rate and will increase the finance lease obligation liability by the same amount. At December 31, 2015, the finance lease obligation liability amounted to $4,913 and $21,161 is included in current portion of long term debt and long term debt, respectively, in the consolidated balance sheet.

Interest expense for the year ended December 31, 2015 and 2014 was $9,274 and $8,900, respectively. During the year ended December 31, 2015, the Company capitalized interests for the amount of $1,383.

Note 10.	Note Payable to Shareholder

From September 5, 2013 to November 7, 2013 A. Lorne Weil loaned the Company $150 of which $70 was paid at closing of the Merger and $80 remained unpaid as of December 31, 2014 and December 31, 2013. During the second quarter of 2014, the Company paid $1 and a balance of $79 remains unpaid as of December 31, 2015.

Note 11.	Income Taxes

The Company files income tax returns for TG and ES in the Republic of Colombia where, as a general rule, taxable income for companies is subject to a 25% Income Tax rate, except for taxpayers with special rates approved by the Congress. A minimum taxable income is calculated as 3% of net equity on the last day of the immediately preceding period and is used as taxable income if it is higher than taxable income otherwise calculated. Tecnoglass Inc., as well as all the other subsidiaries in the Cayman Islands and Panama do not currently have any tax obligations.

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On December 23, 2014, Colombia’s president signed into effect a tax reform bill amending the Colombian Tax Statute fixing the Income Tax Rate at 25%. An additional income tax for social equity, the CREE Tax, is based on taxable income and applies at a rate of 9% to certain taxpayers including the Company. Prior to the reform, the CREE Tax would only apply for years 2013-2015. The reform makes the CREE tax rate of 9% permanent and an additional CREE Surtax will also apply for the years 2015 through 2018 at varying rates. The Income tax reform resulted in deferred tax liabilities being increased by $286 at December 31, 2014 when compared with previous income tax rates.

The following table summarizes income tax rates under the tax reform law.

	2015	2016	2017	2018	2019
Income Tax	25%	25%	25%	25%	25%
CREE Tax	9%	9%	9%	9%	9%
CREE Surtax	5%	6%	8%	9%	-
Total Tax on Income	39%	40%	42%	43%	34%

The components of income tax expense (benefit) are as follows:

	December 31,
	2015	2014
Current income tax
Colombia	$20,811	$9,453
Deferred income Tax
Colombia	63	(949)
Total Provision for Income Tax	$20,874	$8,504

The Company has the following net deferred tax assets and liabilities:

	December 31,
	2015	2014
Deferred tax assets:
Accounts Receivable Clients - not delivered FOB	2,207	1,260
–Unbilled receivables on uncompleted contracts	-	2,452
Depreciation	207	1,305
Financial Liabilities	-	5
Deferred profit on other assets	434	-
Provision Inventory obsolescence	-	114
Total deferred tax assets	2,848	5,139
Less: Current portion of deferred tax assets	2,269	4,726
Long term portion of deferred tax assets	579	413

Deferred tax liabilities:
Inventory - not delivered FOB	1,645	984
Unbilled receivables uncompleted contracts	3,947	6,325
Depreciation	311	485
Financials Liabilities	2	-
Provision Accounts Receivable		622
Total deferred tax liabilities	5,905	8,416
Less: Current portion of deferred tax liability	5,654	8,008
Long term portion of deferred tax liability	251	408

Net deferred tax liability	3,057	3,277

The Company does not have any uncertain tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within twelve months of December 31, 2015. The unrecognized tax benefits may increase or change during the next year for items that arise in the ordinary course of business and may be subject to inspection by the Colombian tax authorities for a period of up to two years until the statute of limitations period elapses.

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Note 12.	Fair Value Measurements

The Company accounts for financial assets and liabilities in accordance with accounting standards that define fair value and establish a framework for measuring fair value. The hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and advances from customers approximate their fair value due to their relatively short-term maturities. The Company bases its fair value estimate for long term debt obligations on its internal valuation that all debt is floating rate debt based on current interest rates in Colombia.

Financial assets and liabilities measured at fair value on a recurring basis:

	Quotes Prices	Significant Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
At December 31, 2015	(Level 1)	(Level 2)	(Level 3)
Marketable equity securities	428	-	-
Warrant Liability	-	-	31,213
Interest Rate Swap Derivative Liability	-	42	-

	Quotes Prices	Significant Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
At December 31, 2014	(Level 1)	(Level 2)	(Level 3)
Marketable equity securities	667	-	-
Warrant Liability	-	-	19,991
Interest Rate Swap Derivative Liability	-	134	-

As of December 31, 2015, financial instruments carried at amortized cost that do not approximate fair value consist of long-term debt. The fair value of long term debt was calculated based on an analysis of future cash flows discounted with our average cost of debt which is based on market rates, which are level 2 inputs.

The following table summarizes the fair value and carrying amounts of our long term debt:

	December 31
	2015	2014
Fair Value	74,611	43,266
Carrying Value	69,931	39,273

Note 13.	Related Parties

The Company’s major related party entities disclosed in this footnote are: (i) ES Windows LLC (“ESW LLC”), a Florida LLC that imports and resells the Company’s products and is owned by related party members, (ii) Ventanas Solar S.A. (“VS”), an importer and installer based in Panama and owned by related party family members, and (iii) Union Temporal ESW (“UT ESW”), a temporary contractual joint venture with Ventanar S. A. under Colombian law that is managed by related parties and that expires at the end of its applicable contract.

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The following is a summary of assets, liabilities, and income and expense transactions with all related parties, shareholders, directors and managers:

	At December 31,	At December 31,
	2015	2014
Assets
Current Assets
Due from ESW LLC	$17,887	$13,814
Due from VS	4,394	7,979
Due from UT ESW	-	2,001
Due from other related parties	3,291	4,534
	$25,572	$28,327

Long Term Trade receivable from VS	$5,037	$4,220
Investments	64	84

Liabilities
Due to related parties	$(1,283)	$(1,465)

	December 31,	December 31,
	2015	2014
Revenues	$58,200	$47,630
Interest Income	451	-

Expenses-
Fees paid to Directors and Officers	1,871	1,327
Paid to other related parties	3,036	3,549

Sales to other related parties were less than $0.1 million in the year ended December 31, 2015 and 2014.

Due from other related parties as of December 31, 2015 includes $657 due from Daesmo, $524 from Consorcio Ventanar ESW – Boca Grande. Also included within due from other related parties is a loan to Finsocial, a company that makes loans to public school system teachers with balances were $256 and $2,255 as of December 31, 2015 and 2014, respectively.

Paid to other related parties during the year ended December 31, 2015 include charitable contributions to the Company’s foundation for $1,234, sales commissions for $1,107 and other services for $694 .

During 2015 and 2014, the Company and VS executed a short-term payment agreement and a three-year payment agreement that were mainly created to fund working capital to VS due the timing difference between the collections from VS’s customers. The interest rate of these payment agreements are Libor + 4.7% paid semiannually and Libor +6.5% paid monthly for the short-term agreement and the three-year agreement, respectively.

In December 2014, ESW LLC, a related party, guaranteed a mortgage loan for $3,920 for the acquisition of real properties in Miami-Dade County, Florida by Tecnoglass RE LLC, a wholly owned subsidiary of the Company.

Analysis of variable interest entities

The Company conducted an evaluation of its involvement with all its significant related party business entities as of December 31, 2015 and 2014 in order to determine whether these entities were variable interest entities (“VIE”) requiring consolidation or disclosures in the financial statements of the Company. The Company evaluated the purpose for which these entities were created and the nature of the risks in the entities as required by the guidance under ASC 810-10-25 - Consolidation and related Subsections.

From all the entities analyzed, only two entities, ESW LLC and VS, resulted in having variable interests. However, as of the date of the initial evaluation and for the year ended December 31, 2015, the Company concluded that both entities are not deemed VIEs and as such these entities should not be consolidated within the Company’s consolidated financial statements.

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The Company’s analysis that was performed previously for the preparation of the financial statements as of December 31, 2014 concluded that these entities were VIEs. However, further analysis of the facts and circumstances surrounding the Company’s accounting of ESW LLC and VS performed during 2015 determined that the prior analysis was in error. The Company considered a quantitative and qualitative materiality assessment of the disclosure error and concluded it was not material to the Company’s previously reported financial statements.

Note 14.	Derivative Financial Instruments

In 2012, the Company entered into three interest rate swaps (IRS) contracts as economic hedges against interest rate risk through 2017, and two currency forward contracts as economic hedges against foreign currency rate risk on U.S. dollar loans. The currency forwards expired in January 2014. Changes in the fair value of the derivatives are recorded in current earnings.

Note 15.	Warrant Liability

The fair value of the warrant liability was determined by the Company using the Binomial Lattice pricing model. This model is dependent upon several variables such as the instrument’s expected term, expected strike price, expected risk-free interest rate over the expected instrument term, the expected dividend yield rate over the expected instrument term and the expected volatility of the Company’s stock price over the expected term. The expected term represents the period of time that the instruments granted are expected to be outstanding. The expected strike price is based upon a weighted average probability analysis of the strike price changes expected during the term as a result of the down round protection. The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected terms of the options at the date of valuation. Expected dividend yield is based on historical trends. The Company measures volatility using a blended weighted average of the volatility rates for a number of similar publicly-traded companies. The inputs to the model were as follows:

	December 31,
	2015	2014
Stock Price	$13.74	$10.15
Dividend Yield	*	N/A
Risk-free rate	0.65%	0.67%
Expected Term	0.97	1.97
Expected Volatility (level 3 input)	37.69%	33.62%

*A quarterly dividend of $0.125 per share commencing in the second quarter of 2016 was assumed.

The table below provides a reconciliation of the beginning and ending balances for the warrant liability measured using significant unobservable inputs (Level 3):

Balance - December 31, 2014	$19,991
Fair value adjustment for year ended December 31, 2015	11,222
Balance at December 31, 2015	$31,213

The Company’s warrants are exercisable by the warrant holder in either of two modes: (i) by making a cash payment at the exercise price and receiving ordinary shares (“cash exercise”), or (ii) by applying a formula in the warrant agreement that is based on the market price of the shares on the NASDAQ market in order to receive ordinary shares for the warrant with no cash payment (“cashless exercise”). Of 2,428,494 aggregate warrants exercised since the merger in December 2013, warrant holders exercised 102,570 warrants for an equal number of shares on a cash basis, and 2,325,924 warrants for 1,001,848 ordinary shares on a cashless basis.

When the warrants are exercised for ordinary shares, the Company re-measures the fair value of the exercised warrants as of the date of exercise using quoted prices on the OTC Pink Markets and records the change in fair value in the consolidated statement of operations, and records the fair value of the exercised warrants as additional paid-in capital in the shareholders equity section of the Company’s balance sheet. In the year ended December 31, 2015, the Company recorded $ 8,591 in the consolidated statement of operations for the change in fair value of exercised warrants and recorded $13,679 as additional paid-in capital in the shareholders equity section of the Company’s consolidated balance sheet as below:

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	Number of Warrants	Average Value	Fair Value

Opening balance as of January 1, 2015	9,097,430	$2.19	$19,991
Change in fair value to the date of cashless exercise charged to income statement	2,325,924	$3.69	$8,591
Fair value of warrants exercised credited to shareholders equity	2,325,924	$5.88	$(13,679)
Change in fair value of unexercised warrants remaining at December 31, 2015	6,771,506	$2.41	$16,310
Closing balance as of December 31, 2015	6,771,506	$4.61	$31,213
Net gain on exercise of warrants	2,325,924	$2.19	$(5,088)
Total change in warrant liability due exercise of warrants and change in fair value of remaining warrants	-	-	$11,222

Note 16.	Commitments and Contingencies

Guarantees

Guarantees on behalf of or from related parties are disclosed in Note 15 - Related Parties.

Legal Matters

Tecnoglass S.A. and Tecnoglass USA, Inc., a related party, were named in a civil action for wrongful death, negligence and negligent infliction of emotional distress arising out of a workplace accident where a crate of glass fell and fatally crushed a worker during the unloading process. TG denied liability and rigorously defended the claim in court. TG’s insurance carrier provided coverage to TG under a $3.0 million wasting policy, which meant that the attorneys’ fees and expenses incurred during the defense of the claim reduced the amount of coverage available. On October 1, 2014 the case was settled. The plaintiffs accepted $1,075, with a payment time of 60 days. The Company’s insurance policy covered 90% of the loss.

Tecnoglass S.A. is also a named defendant in in the matter of Diplomat Properties, Limited Partnership as assignee of Shower Concepts, Inc. v. Tecnoglass Colombia, S.A. in the 17 th Judicial Circuit in and for Broward County, Florida. Plaintiff Diplomat Properties, Limited (“Diplomat”) has asserted a claim for indemnification against TG and Tecnoglass USA, Inc. The claim arises from the supplying of glass shower doors to a hotel/spa in Broward County, Florida. Specifically, in 2006, Diplomat commenced arbitration against Shower Concepts, Inc. seeking damages for breach of contract due to fractures in the installed glass shower doors. Diplomat initiated a complaint asserting various claims which were dismissed with prejudice. The only remaining claim against the Tecnoglass entities is common law indemnification. TG denies liability and asserts that Shower Concepts was at fault and that as a joint tort feasor, it cannot sue for indemnity. A trial date has not yet been set for this case. The claim was settled in December 2015 at no cost to the Company.

C.I. Energía Solar S.A. filed a lawsuit against Bagatelos Arch Glass in Colombia for $1,560 and in March 2, 2016 also filed a lawsuit against Bagatelos Architectural Glass Systems, Inc. (“Bagatelos”) in California. The Company’s claim arises from Bagatelos refusing to pay outstanding accounts with the Company alleging mounting damages in Company products that render them outside the terms of sale. The law suit was first filed in Colombia where the court is likely to have jurisdiction since Bagatelos travelled to the factory and inspected the products and fabrication. It is likely that a court in California shall recognize a foreign-country judgment and it is highly likely that the lawsuit filed in California will be placed on temporary hold until a final resolution in the Colombian lawsuit has been completed. Management and ES’ counsel believes that court is likely to rule in favor of the Company and the Company will be able to recover outstanding amount from Bagatelos.

General Legal Matters

From time to time, the Company is involved in legal matters arising in the ordinary course of business. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is, or could be, involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.

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Note 17.	Shareholder’s Equity

Preferred Shares

TGI is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2015, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of December 31, 2015, a total of 29,395,636 Ordinary shares were issued and outstanding which includes 2,500,000 Earnout shares which have been issued and placed in escrow but have no voting rights. The Earnout shares are not considered issued and outstanding as a matter of Cayman Islands law.

Legal Reserve

Colombian regulation requires that companies retain 10% of net income until it accumulates to least 50% of subscribed and paid in capital.

Earnings per Share

The following table sets forth the computation of the basic and diluted earnings per share for the years ended December 31, 2015 and 2014:

	December 31,
	2015	2014
Numerator for basic and diluted earnings per shares
Net (Loss) Income	(1,537)	20,730

Denominator
Denominator for basic earnings per ordinary share - weighted average shares outstanding	25,447,564	24,347,620
Effect of dilutive warrants	2,502,079	3,390,059
Denominator for diluted earnings per ordinary share - weighted average shares outstanding	27,949,642	27,737,679

Basic earnings per ordinary share	0.06	0.85
Diluted earnings per ordinary share	0.06	0.73

Calculation of earnings per share for the year ended December 31, 2015 excludes the effect of 2,502,079 dilutive securities because their inclusion would be antidilutive due to the net loss for the period.

Restricted Securities

Energy Holding Corporation, the sole shareholder of Tecnoglass Holding whose shareholders are all of the former shareholders of Tecnoglass and ES, received 20,567,141 ordinary shares in consideration of all of the outstanding and issued ordinary shares of Tecnoglass Holding. Under the terms of the merger agreement, the shareholders of Energy Holding Corporation entered into lock-up agreements precluding the sale or transfer of their shares until December 20, 2014. Certain other holders of ordinary shares and warrants had been restricted from selling any of their securities until December 20, 2014. This restriction expired on that date.

Pursuant to the merger agreement and plan of reorganization and on filing of financial statements for the fiscal year ended December 31, 2014, Energy Holding Corporation received an aggregate of 500,000 ordinary shares based on its achievement of specified EBITDA targets set forth in such agreement and the Company will issue 1,000,000 ordinary shares upon achievement of specified EBITDA target in the fiscal year ended December 31, 2015. Energy Holding Corp. also has the contractual right to receive an additional 1,500,000 ordinary shares, to be released upon the attainment of specified share price targets or targets based on our EBITDA in the fiscal year ending December 31, 2016. The following table sets forth the targets and the number of earnout shares issuable to Tecnoglass Holding shareholders upon the achievement of such targets:

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	Ordinary Share	EBITDA Target		Number of Earnout Shares
	Price Target	Minimum	Maximum	Minimum	Maximum
Fiscal year ending 12/31/16	$ 15.00 per share	$40,000,000	$45,000,000	1,333,333	1,500,000

If either the ordinary share target or the maximum EBITDA target is met in any fiscal year, Energy Holding Corp. receives the maximum number of earnout shares indicated for the year. In the event the ordinary share target is not met but the combined company’s EBITDA falls within the minimum and maximum EBITDA target for a specified year, the number of earnout shares to be issued will be interpolated between such targets. In the event neither the ordinary share target nor the minimum EBITDA target is met in a particular year, but a subsequent year’s share price or EBITDA target is met, Energy Holding Corp. will earn the earnout shares for the previous year as if the prior year’s target had been met. The Company does not have any contingencies for issuance of earnout shares since these shares are issued for no cash consideration.

Long Term Incentive Compensation Plan

On December 20, 2013, our shareholders approved our 2013 Long-Term Equity Incentive Plan (“2013 Plan”). Under the 2013 Plan, 1,593,917 ordinary shares are reserved for issuance in accordance with the plan’s terms to eligible employees, officers, directors and consultants. As of December 31, 2015, no awards had been made under the 2013 Plan.

Issuance of Common Stock

In March 2014, the Company entered into an agreement with an affiliate of A Lorne Weil, the Company’s Non-Executive Chairman of the board, for the sale of 95,693 ordinary shares at a price of approximately $10.45 per share in a private placement transaction, for proceeds to the company of $1.0 million.

Following the SEC’s Notice of Effectiveness dated June .16, 2014 of the Company’s registration statement on Form S-1 that registered the IPO Warrants and Working Capital Warrants, 102,570 warrants were exercised by warrant holders as of December 31, 2015 resulting in the issuance of the same number of shares and cash proceeds of $821.

In December 2014, the Company entered into two asset purchase agreements with Glasswall LLC, a south Florida based manufacturer of impact resistant windows and door systems. Total consideration paid by the Company was $9,000, of which 4,000 were paid with the issuance of 388,199 ordinary shares issued to Glasswall at $10.30 per share.

In April 2015, 500,000 shares were issued to Energy Holding Corporation, the sole shareholder of Tecnoglass Holding based on its achievement of the specific EBITDA targets for the year ended December 31, 2014.

From July 6, 2015 to December 31, 2015, 200,000 working capital warrants, 609,255 insider warrants and 1,516,669 warrants issued in our initial public offering were exercised on a “cashless basis” which resulted in the issuance of 1,001,848 ordinary shares as more fully described in Note 15 to these financial statements.

In November and December of 2015, the Company issued 592,656 shares in connection with the exercise of 803,462 unit purchase options and the underlying warrants.

The issuances of stock in 2015 are summarized as follows:

Shares issued for achievement of EBITDA targets	500,000
Shares issued for warrant exercised	1,001,848
Shares issued for exercise of unit purchase options	592,656
Total ordinary shares issued	2,094,504

As of March 28th, 2016, the latest practicable date before these consolidated financial statements were available for publication, 102,570 warrants have been exercised for proceeds of $820,560. As of the same date, an additional 200,000 working capital warrants, 609,255 insider warrants and 1,516,669 warrants issued in our initial public offering have been exercised on a ‘‘cashless basis’’ as more fully described in Note 15 to these financial statements.

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Note 18.	Business Combinations

In June 2014, we acquired selected assets of RC Aluminum Industries, Inc. (“RC Aluminum”) for $1,900. RC Aluminum designs, manufactures and installs glass products for architects, designers, developers and general contractors. The primary assets acquired include Miami-Dade County Notices of Acceptance (NOA) form more than 50 products manufactured and sold by RC Aluminum and the right to complete two of RC Aluminum’s contracted projects with an estimated value of approximately $12 million. The assets acquired from RC Aluminum were recorded as intangible assets at fair values including transaction costs of $1,094 for the NOA permitted designs and $850 for the customer list of projects.

In December 2014, we acquired assets of Glasswall, LLC, a Miami, South Florida based manufacturer of impact-resistant windows and door systems used in high-rise commercial and residential buildings. As part of the transaction, we acquired a 160,000 square foot warehouse / manufacturing / office facility in Miami for $5,167, and manufacturing and assembly equipment, and Miami-Dade NOAs for products manufactured and sold by Glasswall and other tangible and intangible assets for $4,134 accounted under other assets as of December 31, 2014.

Total consideration consisted 388,199 ordinary shares for $4,000 in our stock and $5,301 million in cash financed in part by a 15-year, $3.920 term loan that we secured to acquire the facilities. The allocation of the consideration transferred was based on management’s judgment after evaluation of several factors, including a preliminary valuation assessment. Finalization of the analysis resulted in a change in the composition of other assets into equipment, intangible assets, and goodwill. ASC 805 provides for measurement period adjustments, which is the period of time during which the acquirer may adjust preliminary amounts recognized at the acquisition date to their subsequently determined final acquisition date fair value.

The following table summarizes the purchase price allocation of consideration transferred:

	Preliminary Purchase Price Allocation	Measurement period adjustments	Final Purchase Price Allocation
Land	1,952		1,952
Buildings	3,215		3,215
Equipment	-	1,170	1,170
Intangibles (NOAs)	-	1,500	1,500
Goodwill	-	1,330	1,330
Other Assets	4,134	(4,000)	134
Total	9,301		9,301

Consideration Transferred:
Liabilities assumed (mortgage)	3,920
Common Stock	4,000
Cash	1,381
Total consideration transferred	9,301

The excess of the consideration transferred over the estimated fair values of assets acquired and liabilities assumed was recorded as goodwill. The only identifiable intangible asset subject to amortization was the NOAs amounting to $1.5 million, which have a remaining useful life of 10 years.

Note 19.	Segment and Geographic Information

The Company has one operating segment, Architectural Glass and Windows, which is also its reporting segment, comprising the design, manufacturing, distribution, marketing and installation of high-specification architectural glass and windows products sold to the construction industry.

The following tables present geographical information about external customers and revenues from external customer by product groups. Geographical information is based on the location where there the sale was originated.

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	December 31,
	2015	2014
Colombia	$81,290	$80,062
United States	142,359	101,612
Panama	7,329	11,351
Other	8,413	4,427
Total Revenues	$239,391	$197,452

	December 31,
	2015	2014
Glass and framing components	$85,034	$69,122
Windows and architectural systems	154,357	128,330
Total Revenues	$239,391	$197,452

Excluding related parties, only one customer accounted for more than 10% or more of our net sales, amounting to 32.0 million or 13% of sales each one during the year ended December 31, 2015. The loss of such customer would not have a material adverse effect on the Company.

Note 20.	Operating Expenses

Selling expenses for the years ended December 31, 2015 and 2014 were comprised of the following:

	December 31,
	2015	2014
Personnel	$4,906	$5,318
Shipping and Handling	11,202	7,994
Sales commissions	4,073	2,652
Allowance for doubtful accounts and write-off’s	1,286	20
Services	1,735	970
Packaging	1,092	929
Other Selling Expenses	4,376	4,854
Total Selling Expense	$27,578	$22,626

General and administrative expenses for the years ended December 31, 2015 and 2014 were comprised of the following:

	December 31,
	2015	2014
Personnel	$4,359	$4,454
Professional Fees	3,645	3,070
Taxes	1,530	582
Services	2,462	2,315
Depreciation and Amortization	2,303	1,315
Other expenses	4,701	4,591
Total General and administrative expenses	$18,918	$16,327

Note 21.	Non-Operating Income, net

Non-operating income (net) on our consolidated statement of operations amounted to $14,013 and $12,235, for the years ended December 31, 2015 and 2014, respectively. Included within these amounts there were net gains from foreign currency transactions amounting to $10,059 and $10,790, for the years ended December 31, 2015 and 2014, respectively.

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Note 22.	Subsequent Events

On January 6, 2016, the Company’s shares commenced trading on the Bolsa de Valores de Colombia (“BVC”), the principal stock exchange of Colombia, under the symbol TGLSC, The listing of the Company’s shares on the BVC is secondary to the primary listing on the NASDAQ Market. No new shares were issued in connection with the admission to trading on the BVC.

On January 7, 2016, the Company entered into a $109.5 million, seven-year senior secured credit facility. Proceeds from the new facility were used to refinance $83.5 million of existing debt, with the remaining $26.0 million available to the Company for capital expenditures and working capital needs. As of the same date, the Company had approximately $115.8 million of debt outstanding, including $83.5 million of borrowings on the new facility. Approximately $43.2 million of the new facility were used to refinance short term debt as long term debt. The new facility features two tranches, including one tranche denominated in USD representing 71% of the facility and another tranche denominated in Colombian Pesos (COP) representing the remaining 29%. Borrowings under the facility will bear interest at a weighted average interest rate of 7% for the first year, and thereafter at a rate of LIBOR plus 5.25% and DTF (Colombian index) plus 5.00% for the respective USD and COP denominated tranches.

On March 11, 2016, the Company filed a second amendment to its Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with a proposed exchange of its warrants for its ordinary shares. Under the original terms of the warrant exchange offer, each of Company’s warrant holders had the opportunity to receive one ordinary share of the Company in exchange for every 2.3 of the Company’s outstanding warrants tendered by the holder and exchanged pursuant to the offer. The amended filing changed the exchange ratio from 2.3 to 2.5 to reflect the Company’s most recent stock price movement. The Exchange Offer will commence as soon as practicable after the registration statement becomes effective and is expected to remain open for not less than 30 days.

Through March 14 2016, the Company proactively sought to cover its fair value foreign exchange exposure by entering into a “back to back” credit facility in which it took the equivalent to US$25 million in Colombian Pesos and immediately placed it in a short term cash deposit in U.S Dollars with the same financial institution.  This facility will be repaid with the cash from the deposit upon maturity. Additionally, the Company entered into a short term facility for approximately US$6 million to cover specific seasonal working capital needs which will be repaid out of our cash flow from operations.

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